Exhibit 10.31

Employment Contract

NESS Slovensko, a.s.
with its registered seat at Na Hrebienku 31, Bratislava 811 02
Identification No. 00 603 783, VAT No.: 2020486732

registered in the Commercial Register of the District Court Bratislava I, Section Sa, Insert 89/B,
acting through Milan Slanina and Vlastimil Daníček, members of the board of directors

(hereinafter the “Employer”)

of the one part

and

Ivan Hruška
Permanently residing at Kuzmányho 7, 040 01 Košice,
birth index no.: 590904/6891

(hereinafter the Employee)

of the other parts

have entered into this Employment Contract pursuant to Section 42 et seq. of Act No. 311/2001
Coll., the Labour Code

In consideration of their obligations set forth herein and wishing to be bound hereby, the parties have agreed as follows:

1.                 RECITALS

1.1.                 The parties hereby establish an employment relationship between the Employee and the Employer.

2.                 SUBJECT OF THE CONTRACT

2.1.                 The subject of this Contract is the regulation of the terms of performance of the Employee’s work for the Employer.

3.                 WORK TYPE

3.1.                 The Employer hereby employs the Employee as the President of Ness Europe focusing on the consolidation of NESS Slovensko, a.s.

3.2.                 Detailed specification of the type of work under the previous paragraph is set forth in the annex hereto, which is an integral part of this Contract. The Employee acknowledges that the performance of work for the Employer requires maximum flexibility in the performance of individual work tasks.

4.                 PLACE OF PERFORMANCE OF THE WORK

4.1.                 The place of performance of the work is Košice. The Employer may send the Employee to a business trip for the necessary period.

4.2.                 At the same time, the Employee has been notified that a major part of the work specified in Article 3 above is performed at the operating facilities of customers or in other offices of the Employer and that the Employee will work at such premises if necessary for the performance of his work tasks.

5.                 START DATE

5.1.                 The start date of the Employee’s work has been agreed on 1 January 2007.

5.2.                 This date is the date of the establishment of a formal relationship between the Employee and the Employer.

6.                 DURATION OF THE EMPLOYMENT AND NOTICE PERIOD

6.1.                 The employment relationship has been agreed for an unlimited period of time

6.2.                 A 6-month notice period has been agreed pursuant to Section 62 of the Labour Code, beginning with the first day of the calendar month following the service of the notice.

7.                 WORKING TIME AND VACATION

7.1.                 It has been agreed that the weekly working time shall amount to 40 hours (in words: forty hours) a week Monday to Friday, with an uneven work schedule. The Employee shall be entitled every working day to a one-hour meal break. In exceptional cases in which the Employee performs work at a customer’s premises, the work can be scheduled differently and adjusted to the possibilities of performance of work at the customer’s premises. The Employer may order overtime work to the Employee to the extent permitted by the law.

7.2.                 The parties have agreed that the Employee is entitled to vacation for a period which is five days longer than the minimum statutory vacation entitlement.

7.3.                 The time when the Employee will take vacation shall be specified by the Employer in order to ensure reasonable balance between the Employee’s interests and the business interests of the Employer.

8.                 BASIC WAGE, NON-MANDATORY AND VARIABLE WAGE COMPONENTS AND PAY DAYS

8.1.                 The Employee is entitled to a wage for his work performed for the Employer in accordance with a wage assessment, which is attached hereto as an integral part of this Contract.

8.2.                 The amount of the monthly wage covers any overtime work, as the wage also contains, pursuant to Section 121(2) of the Labour Code, also remuneration for overtime work, and the Employee does not become entitled by virtue thereof to any further wage or time-off.

8.3.                 The wage is payable retroactively by the 15th day of the following calendar month.

9.                 EMPLOYER’S RIGHTS AND OBLIGATIONS

9.1.                 Since the date of establishment of the employment relationship, the Employer is obliged to allocate to the Employee work in accordance with the provisions hereof, to create for the Employee all conditions necessary for successful performance of the determined work tasks and to comply with all other duties prescribed by the Employer by applicable laws.

9.2.                 During the existence of the employment relationship, the Employer shall provide to the Employee an automobile for business and private purposes. Fuel costs shall be covered by the Employer, except for fuel consumed by the Employee on private trips, which shall be covered by the Employee.

9.3.                 During the existence of the employment relationship, the Employer shall provide to the Employee working aids and instruments necessary for the performance of the Employee’s work tasks, which shall be further specified in the wage assessment or in another corporate document.

9.4.                 During the existence of the employment relationship, the Employer shall pay health insurance for the Employee and his family members.

9.5.                 During the existence of the employment relationship, the Employer shall pay IAPA insurance for the Employee.

9.6.                 The Employer shall withhold from the Employee’s wages all amounts prescribed by applicable laws.

10.          EMPLOYEE’S RIGHTS AND OBLIGATIONS

10.1.          The Employer undertakes to fully use the agreed working time for the performance of assigned work tasks, to perform these tasks in person, diligently, professionally, in good quality and in time, to work in accordance with his capacities, knowledge and abilities in compliance with the requirements of the current working rules and directives issued by the Employer, or resulting from the nature of the performed work or from the Employee’s position. Any breach of these requirements shall be deemed a breach of the work discipline. A serious breach of work discipline may result in termination of the employment relationship with the Employee.

10.2.          The Employer shall adhere to the instructions of his supervisors and of the Employer and undertakes to comply with principles of cooperation with the other employees.

10.3.          The Employer shall comply with applicable laws relating to the work performed by him and with all other regulations with which he has been familiarized by the Employer.

10.4.          The Employee shall duly manage any means entrusted to him for the performance of the agreed work type and shall safeguard and protect the Employer’s property from any damage, loss, destruction and misuse. Any damage to entrusted means shall be reported by the Employee to the Employee in the pre-determined manner. In the case of termination of the employment, the Employee shall return to the Employer all entrusted means in the condition in which took them over, save for ordinary wear and tear.

10.5.          If the Employee is entrusted cash, stamps, merchandise, materials or other valuables for the performance of the agreed work type, the Employee undertakes to execute with the Employer an agreement on material liability pursuant to Section 182 of the Labour Code, and to confirm to the Employer in writing that he has taken over such valuables. The Employer may determine that the execution of such agreement on material liability is a condition of the Employee’s eligibility for the performance of the work.

10.6.          In the case that the Employee is entrusted, as determined by the Employer, certain things for the performance of the agreed work type (e.g. a computer, mobile phone, automobile etc.), the Employee undertakes to issue to the Employer, pursuant to Section 185 of the Labour Code, a written acknowledgement of acceptance of such valuables.

10.7.          The Employee agrees that he may be sent to a business trip and undertakes to also perform his work tasks at such trip.

11.          PERFORMANCE OF OTHER GAINFUL ACTIVITY

11.1.          The Employee undertakes not to perform, without prior express written consent of the Employer, directly or indirectly, any other activities beside this agreed employment relationship, which would be identical with or similar to  the activities representing the object of business activities of the Employer, whether alone or for another employer. This obligation shall stay in force for 6 months after the termination of his employment. The Employee undertakes to refrain from any activities that are in conflict with the Employer’s interests; inter alia, the Employee undertakes to refrain from taking any steps that may result in a loss of the Employer’s employees or customers. This obligation shall stay in force for 1 year after the termination of his employment.

11.2.          The Employee undertakes to defend in any circumstances the good name, prosperity and justified interests of the Employer and to use all acquired knowledge in the Employer’s favour.

The Employee is obliged to represent adequately and appropriately the Employer during the performance of the Employee’s work.

11.3.          Any breach of a duty agreed in this Article 11 is deemed to be a serious breach of work discipline pursuant to Section 68(1)(h) of the Labour Code, due to which the Employer may terminate the employment relationship with immediate effect.

12.          COPYRIGHT

12.1.          If the Employee creates as an author or co-author, for the purpose of performance of duties arising to him from his employment, a work pursuant to the Copyright Act (hereinafter the “Employee’s Work”), the Employer shall be the original holder of the right to use such work and to grant permission with each use thereof in all forms listed in Article 18(2) of Act No. 618/2003 Coll. on Copyright and Related Rights (hereinafter the “Copyright Act”), and shall be entitled to carry out in its name and on its account all proprietary rights relating to such work subject to the terms of the Copyright Act. During the exercise of proprietary rights to the Employee’s Work by the Employer, the Employee, as the author of such work, shall refrain from the exercise of the proprietary rights to such work. The author’s fee to which the Employee shall be entitled due to the use and dissemination of the work and to the exercise of other proprietary rights thereto by the Employer is included in the remuneration which is paid to the Employee by the Employer hereunder. The Employer’s rights arising from the creation of an author’s work by the Employee shall not be affected by any termination of the Employee’s employment with the Employer.

12.2.          If the Employee creates during the performance of his work tasks arising from the employment a product which meets the criteria of an invention or an industrial design, all legal relations between the Employee and the Employer resulting therefrom shall be governed by applicable laws; the fee to which the Employee shall be entitled due to the creation of such invention or industrial design is included in the remuneration paid to the Employee by the Employer under this Contract.

12.3.          An employee who has created an invention during the performance of tasks arising from his employment (hereinafter the “author”) shall notify the Employer thereof in writing without undue delay and shall hand over to the Employer all basic data and materials necessary for the assessment of such invention. The Employer may claim from the author in writing the right to the solution within three months after the notice referred to in the previous sentence. An employee who has created an industrial design the performance of tasks arising from his employment shall notify the Employer thereof in writing without undue delay and shall hand over to the Employer at the same time a drawing of the design.

12.4.          If the Employee creates during the performance of his work tasks arising from the employment a product which meets the criteria of intellectual property protected by the law, all legal relations between the Employee and the Employer resulting therefrom shall be governed namely by the principles set forth in Articles 12.1. and 12.2., particularly with regard to the Employer’s right to use such product and the fee for creation of such product, and by applicable laws.

12.5.          If the Employee creates, based on the experience and/or materials acquired during the existence of this employment, the Employee undertakes to offer this product for use first of all to the Employer under terms similar to the terms set forth herein.

13.                    OBLIGATION OF CONFIDENTIALITY

13.1.          The Employee undertakes to keep confidential all facts learned by him in connection with his performance of work for the Employer which have the nature of business secret and the disclosure of which to third parties could affect in any way whatsoever business interests and/or good name of the Employer and/or his business partners and clients. Confidential information includes, without limitation, all information about customer databases, data files and technologies, as well as all information relating to suppliers, customers, individuals or companies related economically or personally with them and any third parties maintaining any business relations with the Employer.

13.2.          The Employee may not disclose to the public communication media any information relating to the Employer, its business partners or business interests, unless granted prior consent of the Employer.

13.3.          The Employee may not make copies or excerpts from any working materials and basic data in any form, included databases and intangible data, for purposes other than the Employer’s purposes. In the case of termination of his employment, the Employer shall return to the Employer under a protocol all working materials and data and any copies thereof.

13.4.          A breach of any duty agreed in this Article shall be deemed to be a serious breach of work discipline within the meaning of Section 68(1)(b) of the Labour Code, due to which the Employer shall be entitled to terminate his employment with immediate effect.

13.5.          The Employee’s obligation to keep confidential and protect confidentiality of information acquired from the Employer during the existence of the employment relationship shall survive for three years, in the above-defined scope, any termination of the employment.

14.                    PROTECTION OF PERSONAL DATA

14.1.          The Employee agrees with processing his personal data by the Employer subject to the terms defined below.

14.2      The Employer may only process such data the content and scope of which corresponds to the purpose of their processing.

14.3.          In order to maintain the personal data up-to-date, the Employer shall correct or destroy personal data which have become outdated during their processing.

14.4.          The Employer shall be liable for personal data security by protecting them from theft, loss, damage, unauthorized access, change or dissemination.

14.5.          The Employer shall keep confidential all processed personal data and the termination of their processing.

14.6.          Upon the Employee’s request, the Employer shall provide to the Employee within 30 days any information related to the processing of personal data,  shall correct all data that are incorrect or that have become outdated during their processing, if so required by his purpose, and shall liquidate all personal data the purpose of which has been met.

14.7.          The Employee represents that he agrees with transfer of his personal data abroad; the liability for security of such transferred data rests with the Employer.

14.8.          The Employee further agrees that the Employer hands over his personal data to companies based in other countries that are members of the same holding as the Employer within the meaning of Act No. 513/1991 Coll., the Commercial Code, as amended, and in accordance with the relevant corporate regulation of the Employer relating to personal data protection if its employees, and in the following scope: name, surname, permanent residence address, wages, professional knowledge and experience of the Employee.

15.                    FINAL PROVISIONS

15.1.          Any rights and obligations of the Employer and the Employee not expressly regulated herein shall be governed by generally binding Slovak laws, particularly by the Labour Code No. 311/2001 Coll., as amended, or by corporate regulations of the Employer.

15.2.          This Contract represents the entire agreement of the parties regarding the subject matter hereof and supersedes all prior verbal or written agreements of the parties

15.3.          This Contract may be amended solely by written agreement of the parties.

15.4.          This Contract is executed in two (2) counterparts, one (1) for each of the parties.

Annexes:

Detailed job description
Wage assessment

The parties represent that they have read this Contract and agreed with its content, IN WITNESS WHEREOF they attach their signatures below:

Bratislava, 29 December 2006	Bratislava, 29 December 2006
/s/ MILAN SLANINA	/s/ IVAN HRUSKA
Milan Slanina, member of the board of directors	Ivan Hruška
/s/ VLASTIMIL DANÍčEK
Vlastimil Daníček, member of the board of directors

DETAILED JOB DESCRIPTION

Setting strategic business plans of the Employer, also in relation to other companies of the same holding as the Employer based in Europe, and supervision over the implementation of these plans.

Setting principles of the Employer’s marketing activities, also in relation to other companies of the same holding as the Employer based in Europe.

Ensuring integration of newly acquired subsidiaries of the Employer into the overall structure of the Employer, also in relation to other companies of the same holding as the Employer based in Europe.

Ensuring proper functioning of financial processes, human resources activities and purchases of the Employer and supervision over such processes, also in relation to other companies of the same holding as the Employer based in Europe.

Ensuring proper operation of corporate controlling mechanisms of the Employer, quality and methodology management, also in relation to other companies of the same holding as the Employer based in Europe.

SALARY DETERMINATION

NESS Slovensko, a.s.

with its registered office Na Hrebienku 31, Bratislava 811 02
Identification No. 00 603 783, Tax Identification No. 2020486732
registered in the Commercial Registrer maintained by the District Court of Bratislava I, Section Sa., Insert 89/B
acting by Milan Slanina and Vlastimil Daníček, members of the Board of Directors

SALARY DETERMINATION

Ivan Hruška
residing at Kuzmányho 7, 040 01 Košice, rodné číslo: 590904/6891 as the employee based on the Labor contract, Section 8

shall be as of 1st of January 2007 entitled for the salary in the following amount:
(the salary has been stipulated with respect to the overtime and the emergency readiness)

1.                 The sum in the amount of SKK 684.500,- shall be stipulated as a fixed basic monthly wage.

2.                 The sum in the amount of SKK 456.300,- per month shall be considered as a flexible part of the wage in case of 100% fulfillment of criteria specified by the company.

3.                 The flexible part of the wage shall be paid out quarterly on the pay day following the quarter, as an advanced payment per the first, second and third quarter maximally to the amount of 50 % from the amount related to the relevant quarter. The flexible part of the wage shall be paid in case the employee will fulfill the criteria stipulated for the relevant quarter and it can be supposed that the employee will fulfill the yearly criteria also.

4.                 Per the fourth quarter the employee shall be entitled to the settlement of the whole amount of the flexible part of his wage aliquotly according to the fulfillment of the criteria specified by the company in the scope of 0%-100% of the flexible part of the wage. The settlement of the whole amount of the flexible part of the wage shall be made on the basis of the annual financial statements being subject to audit, without any undue delay immediately after them being at disposal.

5.                 The settlement of the whole flexible part of the wage shall be made on the date of the termination of the employment also.

The amount of salary shall be each January of the relevant year reconsidered by the employer based on the results of the employee, and may be changed, but only on the basis of the agreement of both sides.

This salary determination shall be counted as the integral part of the labor contract of the employee and may be changed only based on the agreement of both sides.

In Bratislava, on 29.12.2006

/s/ MILAN SLANINA	/s/ IVAN HRUšKA
Milan Slanina, member of the board of directors	Ivan Hruška
/s/ VLASTIMIL DANÍčEK
Vlastimil Daníček, member of the board of directors